Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, please contact:
Robert C. Singer
Chief Financial Officer
Williams Scotsman International, Inc.
(410) 931-6108

Williams Scotsman International, Inc. Reports Record Third Quarter Results and
Increases Outlook for 2006

Baltimore, MD — November 1, 2006 — Williams Scotsman International, Inc. (NASDAQ: WLSC), a leading provider of modular space solutions, reported today its financial results for the third quarter of 2006. Revenues for the third quarter were $187.6 million, a 15% increase from $163.5 million in the comparable period of 2005. Gross profit was $74.4 million, a 34% increase as compared to $55.6 million for the comparable prior year quarter.  EBITDA for the current quarter was $59.1 million, which was up 36% from $43.6 million in the comparable period of 2005.

The Company reported net income for the quarter ended September 30, 2006 of $16.2 million or $0.37 per diluted share as compared to a net loss for the quarter ended September 30, 2005 of ($14.7) million or ($0.59) per diluted share.  Net income for the third quarter of 2006 includes a $3.0 million income tax benefit resulting from a reduction of the Company’s tax valuation allowance related to net operating loss carryforwards as a result of increases in estimates of taxable income, as well as the decrease in income tax expense during the third quarter of 2006, from reductions to enacted Canadian income tax rates .  During the third quarter of 2005, the Company recorded a loss on the early extinguishment of debt of $25.5 million resulting from the write-off of deferred financing and other costs associated with our refinancing activities during 2005, a $2.4 million non-cash stock compensation charge related to the Company’s initial public offering, a $1.0 million charge for the estimated damage to the Company’s assets related to hurricanes occurring during the quarter offset by recoveries from prior period storms.   The effect of these charges was a reduction to net income of $17.6 million (net of related tax benefit of $11.3 million) or $0.71 per share.  Net income for the three months ended September 30, 2006 and September 30, 2005 excluding the items discussed above was $13.2 million or $0.30 per diluted share and $2.9 million or $0.12 per diluted share, respectively.  The effects of these adjustments for the three months ended are summarized as follows:

(in millions, except per share data)	September 30, 2006		September 30, 2005
	Net income	Diluted EPS	Net income	Diluted EPS
Net income (loss), as reported	$16.2	$0.37	$(14.7)	$(0.59)

Loss on early extinguishment of debt, net of tax	—	—	15.5	0.63
Non-cash stock compensation charge related to initial public offering, net of tax	—	—	1.5	0.06
Hurricane-related charge, net of tax	—	—	0.6	0.02
Effect of changes to income taxes as a result of change in valuation allowance and change in enacted Canadian tax rate	(3.0)	(0.07)	—	—

Net income, excluding adjustments	$13.2	$0.30	$2.9	$0.12

Gerry Holthaus, Chairman, President and CEO, commented, “We produced another outstanding quarter of financial results. We experienced a 19% improvement in leasing revenue for the third quarter of 2006 as compared to 2005 which was driven by our North American activities.  In North America, overall utilization of 82% in the third quarter of 2006 was equal to the third quarter of 2005; however, our average rental rates increased from $264 to $291, and average units on rent increased 3,100 units for the quarter as compared to the prior year quarter.  Utilization of our modular equipment increased from 82% to 84%, while the average rental rate increased from $309 to $343 for the third quarter of 2006 as compared to the prior year quarter.  Leasing gross margins were 55% during the quarter as compared to 51% in the third quarter of 2005. Sales of new units and rental equipment increased by 14% as compared to the prior year quarter as a result of strong unit sales in the central southwest and Canadian regions of the Company. Delivery and installation and other revenue again showed positive results, consistent with the growth we experienced in our lease and sale business.

As we reported previously, we acquired Wiron Construcciones Modulares, S.A. (Wiron), a Spanish company, on August 18, 2006.  While the impact of Wiron to our net income for the third quarter ended September 30, 2006 was not material, we are continuing with operational and financial initiatives to assimilate Wiron into the Company.  We have been very pleased with our efforts to date.

We are making excellent progress in achieving our goals for 2006 and look forward to continued growth for Williams Scotsman.”

Nine Months ended September 30, 2006 Results

Revenues for the nine months ended September 30, 2006 were $511.7 million, a 21% increase from $424.6 million in the comparable period of 2005. Gross profit was $207.6 million, a 32% increase as compared to $157.5 million for the prior year period. EBITDA was  $167.1 million for the nine months ended September 30, 2006, which was up 33% from $125.2 million in the comparable period of 2005. The Company reported net income for the nine months ended September 30, 2006 of  $38.2 million or $0.90 per diluted share as compared to net loss of ($18.2) million or ($0.76) per diluted share for the nine months ended September 30, 2005.   Net income for the nine months ended September 30, 2006, includes the impact of favorable tax adjustments of $3.0 million discussed above.  During the nine months ended September 30, 2005, the Company recorded a loss on early extinguishment of debt of $30.7 million, a $2.4 million non-cash stock compensation charge related to the Company’s initial public offering, and a $1.0 million charge for estimated damage to the Company’s assets related to hurricanes occurring during the quarter, offset by recoveries from prior period storms as described above.  The effect of these charges was a reduction of net income of $20.7 million (net of related tax benefit of $13.4 million) or $0.86 per share.  Net income for the nine months ended September 30, 2006 and September 30, 2005 excluding these items was $35.2 million or $0.83 per diluted share and $2.6 million or $0.11 per diluted share, respectively.  The effects of these adjustments for the nine months ended are summarized as follows:

(in millions, except per share data)	September 30, 2006		September 30, 2005
	Net income	Diluted EPS	Net income	Diluted EPS

Net income (loss), as reported	$38.2	$0.90	$(18.2)	$(0.76)

Loss on early extinguishment of debt, net of tax	—	—	18.7	0.78
Non-cash stock compensation charge related to initial public offering, net of tax	—	—	1.5	0.06
Hurricane-related charge, net of tax	—	—	0.6	0.03
Effect of changes to income taxes as a result of change in valuation allowance and change in enacted Canadian tax rate	(3.0)	(0.07)	—	—

Net income, excluding adjustments	$35.2	$0.83	$2.6	$0.11

Business Outlook

The following statements of anticipated results are based on current expectations. These statements are forward-looking, and actual results may differ materially.

The Company estimates the following performance measures for the fourth quarter and year ending December 31, 2006:

	Quarter Ended December 31, 2006		Year Ended December 31, 2006
(in millions, except per share data)	Low	High	Low	High
	Range		Range
Operating income	$33.5	$35.5	$144.0	$146.0

Depreciation and amortization	20.5	20.5	77.0	77.0

Net income	9.0	10.0	47.2	48.2

Earnings per share - diluted	$0.20	$0.23	$1.10	$1.13

The Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time prior to its next earnings release.  Williams Scotsman International, Inc. has scheduled a conference call for November 1, 2006 at 10:00 AM Eastern Time to discuss its third quarter results.  To participate in the conference call, dial 888-433-1674 for domestic (212-748-2817 for international) and ask to be placed into the Williams Scotsman call.  To listen to a live call, go to www.willscot.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until 11:59 PM on November 15, 2006.  To access the replay, domestic callers can dial 800-633-8284 and enter access code 21306720 (international callers can dial 402-977-9140).

About Williams Scotsman International, Inc.

Williams Scotsman International, Inc., headquartered in Baltimore, Maryland, through its subsidiaries, is a leading provider of mobile and modular space solutions for the construction, education, commercial, healthcare and government markets. The company serves over 25,000 customers, operating a fleet of over 115,000 modular space and storage units that are leased through a network of 100 locations throughout North America and Spain. Williams Scotsman provides delivery, installation, and other services, and sells new and used mobile office products. Williams Scotsman also manages large modular building projects from concept to completion. Williams Scotsman is a publicly traded company (NASDAQ: WLSC) with operations in the United States, Canada, Mexico, and Spain.

All statements other than statements of historical fact included in this press release are forward-looking statements and involve expectations, beliefs, plans, intentions or strategies regarding the future. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, it assumes no responsibility for the accuracy and completeness of these forward-looking statements and gives no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the company’s expectations are disclosed under “Risk Factors” and elsewhere in the company’s 10-K, 10-Q and other SEC filings, including, but not limited to, substantial leverage and its ability to service debt, changing market trends in its industry, general economic and business conditions including a prolonged or substantial recession, its ability to finance fleet and branch expansion and to locate and finance acquisitions, its ability to implement its business and growth strategy and maintain and enhance its competitive strengths, intense industry competition, availability of key personnel and changes in, or the failure to comply with, government regulations. The company assumes no obligation to update any forward-looking statement.  Certain prior year amounts have been reclassified to conform to current year presentation.

Williams Scotsman International, Inc.
Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2006	December 31, 2005
	(Unaudited)
Assets

Cash	$1,941	$469
Trade accounts receivable, net	119,481	94,661
Prepaid expenses and other current assets	63,576	46,630
Rental equipment, net	1,053,386	944,629
Property and equipment, net	90,923	81,177
Deferred financing costs, net	20,081	18,042
Goodwill and other intangible assets	216,050	173,535
Other assets, net	22,904	21,477
Total assets	$1,588,342	$1,380,620

Liabilities and stockholders’ equity

Accounts payable	$57,077	$60,685
Accrued expenses	52,178	27,862
Accrued interest	23,724	13,245
Rents billed in advance	26,167	23,621
Revolving credit facility	281,710	364,150
Long-term debt, net	627,891	505,296
Deferred income taxes	160,156	141,020
Total liabilities	1,228,903	1,135,879
Stockholders’ equity:
Common stock	556	519
Additional paid-in capital	543,105	471,406
Retained earnings	90,012	51,846
Accumulated other comprehensive income	21,704	16,908
	655,377	540,679
Less treasury stock	(295,938)	(295,938)
Total stockholders’ equity	359,439	244,741
Total liabilities and stockholders’ equity	$1,588,342	$1,380,620

Williams Scotsman International, Inc.
Consolidated Statements of Operations (unaudited)

	Quarter ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(In thousands except share and per share amounts)
Revenues
Leasing	$74,718	$62,556	$213,776	$181,636
Sales:
New units	40,914	36,921	107,655	83,458
Rental equipment	12,959	10,260	38,034	25,825
Delivery and installation	45,488	41,756	114,428	101,355
Other	13,516	11,983	37,783	32,318
Total revenues	187,595	163,476	511,676	424,592

Costs of sales and services
Leasing:
Depreciation and amortization	14,998	13,068	43,224	38,435
Other direct leasing costs	18,566	17,533	49,693	44,501
Sales:
New units	31,200	30,571	83,841	69,115
Rental equipment	9,365	7,898	27,430	20,069
Delivery and installation	35,753	34,699	91,841	86,245
Other	3,339	4,150	8,001	8,713
Total costs of sales and services	113,221	107,919	304,030	267,078

Gross profit	74,374	55,557	207,646	157,514

Selling, general and administrative expenses (1)	30,312	25,063	83,820	70,796
Other depreciation and amortization	4,736	4,241	13,354	12,183
Operating income	39,326	26,253	110,472	74,535

Interest, including amortization of deferred financing costs	18,269	24,496	53,613	73,755
Loss on early extinguishment of debt	90	25,496	90	30,678

Income (loss) before income taxes	20,967	(23,739)	56,769	(29,898)
Income tax expense (benefit)	4,816	(9,071)	18,603	(11,726)
Net income (loss)	$16,151	$(14,668)	$38,166	$(18,172)

Earnings (loss) per common share	$0.38	$(0.59)	$0.92	$(0.76)
Earnings (loss) per common share, assuming dilution	$0.37	$(0.59)	$0.90	$(0.76)

Weighted average common shares outstanding — basic	42,918,245	24,877,087	41,268,754	24,003,061
Weighted average common shares outstanding — diluted (2)	43,608,509	24,877,087	42,281,343	24,003,061

(1)    Includes non-cash stock compensation expense of $0.8 million and $2.6 million for the three months ended September 30, 2006 and 2005, respectively and $1.5 million and $3.1 million for the nine months ended September 30, 2006 and 2005, respectively.

(2)    The effect of share based payments of 1,270,056 and 1,233,417 were excluded from the calculation for the three and nine months ended September 30, 2005, respectively because the effect was antidilutive.

Williams Scotsman International, Inc.
Summary of Selected Consolidated Financial Information (unaudited)
(Dollars in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
Operations Data (in thousands):	2006	2005	2006	2005
Gross profit
Leasing	$41,154	$31,955	$120,858	$98,700
Sales:
New units	9,714	6,350	23,815	14,343
Rental equipment	3,594	2,362	10,604	5,756
Delivery and installation	9,735	7,057	22,587	15,110
Other	10,177	7,833	29,782	23,605
Total gross profit	$74,374	$55,557	$207,646	$157,514

North America Rental Fleet Data:	Quarter Ended September 30, 2006			Quarter Ended September 30, 2005
	Modular	Storage	Total	Modular	Storage	Total
Lease fleet units, as of end of period	77,800	23,700	101,500	76,900	21,400	98,300
Lease fleet units, average for period	77,700	23,200	100,900	76,800	20,900	97,700
Utilization rate based upon units, average for period	84%	77%	82%	82%	80%	82%
Monthly rental rate, average over period	$343	$99	$291	$309	$94	$264

	Nine Months Ended September 30, 2006			Nine Months Ended September 30, 2005
	Modular	Storage	Total	Modular	Storage	Total
Lease fleet units, as of end of period	77,800	23,700	101,500	76,900	21,400	98,300
Lease fleet units, average for period	77,400	22,400	99,800	76,300	20,300	96,600
Utilization rate based upon units, average for period	83%	78%	82%	81%	81%	81%
Monthly rental rate, average over period	$337	$98	$287	$305	$93	$260

	Quarter Ended September 30,		Nine Months Ended September 30,
Capital Expenditure Data (in thousands):	2006	2005	2006	2005
Lease fleet, net (a)	$32,744	$31,438	$86,563	$81,238
Non-lease fleet	3,319	3,554	9,558	8,836
Acquisitions	52,388	14	57,511	4,630

Other Financial Data (at period end):	September 30, 2006
Leverage Ratio (b)	4.02
Leverage Ratio (c)	19.8
Borrowing base availability under revolving credit facility (d) (in thousands)	$197,228

(a)    Capital expenditures are shown net of used units sold

(b)    Calculated as total debt divided by Consolidated EBITDA, see (f) below

(c)    Calculated as total debt divided by net income, the most comparable GAAP measure

(d)    Under the Company’s Amended and Restated Credit Agreement, the Company is not subject to financial covenants as long as its excess availability under the revolving credit facility remains above $75 million. As of September 30, 2006, the Company’s excess availability under the revolver was $197.2 million or  $122.2 million in excess of the $75 million.

Reconciliation of EBITDA for the quarter and nine months ended September 30, 2006 and 2005 to net income — the most comparable GAAP measure:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in thousands)
EBITDA (e)	$59,060	$43,562	$167,050	$125,153
Less:
Interest expense	18,269	24,496	53,613	73,755
Loss on early extinguishment of debt	90	25,496	90	30,678
Depreciation and amortization	19,734	17,309	56,578	50,618
Income tax provision (benefit)	4,816	(9,071)	18,603	(11,726)

Net income (loss)	$16,151	$(14,668)	$38,166	$(18,172)

(e)    The Company defines EBITDA as earnings before deducting interest, loss on extinguishment of debt, income taxes, depreciation and amortization.

Reconciliation of Consolidated EBITDA, as defined below, to net income — the most comparable GAAP measure as of September 30, 2006 (in thousands):

Consolidated EBITDA — trailing 12 months (f)	$226,159
Less:
Interest expense	71,061
Depreciation and amortization	75,192
Income tax provision	23,792
Gain on sale of equipment	(224)
Non-cash stock compensation expense	2,161
Loss on early extinguishment of debt	90
Pro forma EBITDA impact of acquisitions	8,073
Net income, trailing 12 months	$46,014

(f)     Consolidated EBITDA is defined as the Company’s net income plus interest, loss on extinguishment of debt, taxes, depreciation and amortization expenses, and excludes (gains) losses on sales of fixed assets and any other non-cash items, and non-cash stock compensation charges.  Consolidated EBITDA also includes an adjustment to reflect the estimated full year EBITDA contribution of acquisitions completed during the period.  Consolidated EBITDA should not be considered in isolation or as a substitute to cash flow from operating activities, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of the Company’s profitability or liquidity.  The Company is providing Consolidated EBITDA as supplemental information so that investors can evaluate the Company’s performance and debt position.  The Company also utilizes Consolidated EBITDA to assess compliance with its financial covenants under the Amended and Restated Credit Facility; however, in this case, Consolidated EBITDA would be based solely on the Consolidated EBITDA of the Company’s wholly owned subsidiary, Williams Scotsman Inc. and Subsidiaries.

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